UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2015

ERBA Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14798	11-3500746
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14100 NW 57th Court, Miami Lakes, Florida	33014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 305-324-2300

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02     Termination of a Material Definitive Agreement.

On June 19, 2015, Diamedix Corporation, a wholly-owned subsidiary of ERBA Diagnostics, Inc. (“Diamedix”), received notice from Joe Management LLC (“Joe Management”), that Joe Management was terminating the Purchase and Sale Agreement, between Diamedix, as seller, and Joe Management, as buyer, dated as of March 25, 2015, and as amended on May 8, 2015 (collectively, the “Agreement”), for the sale of the real property owned by Diamedix located at 2115, 2140, 2141, 2150, 2155, 2160 North Miami Avenue and 38 NW 22nd Street, in Miami, Florida, and all improvements thereon (collectively, the “Property”).

As previously disclosed, the Agreement provided for an examination period commencing on March 25, 2015 and ending on June 19, 2015 (the “Examination Period”), during which Joe Management had the right to conduct a due diligence investigation of the Property and terminate the Agreement in its sole and absolute discretion. Joe Management has exercised its right to terminate the Agreement.

As previously disclosed, upon entering into the Agreement, Joe Management placed into escrow an initial deposit of $100,000 (the “Initial Deposit”). Because Joe Management has exercised its right to terminate the Agreement during the Examination Period, the Initial Deposit will be returned to Joe Management.

As previously disclosed, under the Agreement, the purchase price for the Property was $23.0 million. As of March 31, 2015, the net book value of the land, buildings and improvements being sold was approximately $0.4 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERBA Diagnostics, Inc.

Dated: June 21, 2015	By:	/s/ Mohan Gopalkrishnan
Mohan Gopalkrishnan,
Chief Executive Officer